- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[_]Preliminary Proxy Statement
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                EMC CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                EMC CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).
[_]Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   4) Proposed maximum aggregate value of transaction:

   * Set forth the amount on which the filing is calculated and state how it was determined.

[_]CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE
   0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

   1) Amount previously paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   (LOGO OF EMC CORPORATION APPEARS HERE)


                                                                  April 11, 1994

Dear Stockholder:

  We cordially invite you to attend our 1994 Annual Meeting, which will be held on Wednesday, May 11, 1994, at 9:30 a.m. in the main auditorium of Bank of Boston, 100 Federal Street, Boston, Massachusetts. At this meeting you are being asked to elect two Class I members to the Board of Directors for a three-year term.

  Your Board of Directors recommends that you vote to elect the nominees named in the Proxy Statement. You should read with care the attached Proxy Statement, which contains detailed information about the nominees for election.

  Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your Proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your Proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the Proxy, you have assured representation of your shares.

  Following completion of the scheduled business, we will report on the Company's operations and plans and answer questions from the floor. We hope that you will be able to join us on May 11th.

                                              Very truly yours,

                                                  (ART)

                                              RICHARD J. EGAN
                                              Chairman of the Board

                                EMC CORPORATION

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 11, 1994

To the Stockholders:

  Notice is hereby given that the Annual Meeting of Stockholders of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), will be held in the main auditorium of Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 11, 1994, at 9:30 a.m. for the following purposes:

    1. To elect two members to the Board of Directors to serve for a three-year term as Class I Directors.

    2. To transact any and all other business that may properly come before the meeting or any adjournment thereof.

  All stockholders of record at the close of business on April 1, 1994 are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Stockholders are requested to sign and date the enclosed Proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

  EMC's 1993 Annual Report to Stockholders is enclosed herewith.

                                              By order of the Board of
                                              Directors

                                              DAVID B. WALEK, Clerk

April 11, 1994

                                EMC CORPORATION

                                PROXY STATEMENT

                               ----------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL.

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), for the Annual Meeting of Stockholders of EMC to be held May 11, 1994, and any adjournment thereof, for the purposes set forth in the Notice of the Annual Meeting. EMC was incorporated in 1979, and its principal executive offices are located at 171 South Street, Hopkinton, Massachusetts 01748 (telephone 508-435-1000). This Proxy Statement is first being distributed to stockholders on or about April 11, 1994.

  All per share amounts of the common stock, $.01 par value (the "Common Stock"), of the Company noted in this Proxy Statement have been adjusted to give effect to all stock splits.

VOTING RIGHTS AND OUTSTANDING SHARES.

  As of April 1, 1994, EMC had outstanding 189,271,554 shares of Common Stock. Each share of Common Stock entitles the holder of record thereof at the close of business on April 1, 1994 to one vote on each of the matters to be voted upon at the meeting.

  The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by EMC. In addition to the solicitation of proxies by use of the mails, EMC may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegraph from brokerage houses and other stockholders.

  If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the Proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted in favor of electing as Class I Directors, the two persons listed under "Election of Directors" to serve until their successors are elected and qualified. Should any person so named be unable or unwilling to serve as director, the persons named in the enclosed form of Proxy for the Annual Meeting intend to vote for such other person as management may recommend. Any stockholder has the right to revoke his or her Proxy at any time before it is voted by attending the meeting and voting in person or filing with the Clerk of the Company either a written instrument revoking the Proxy or another newly executed proxy bearing a later date.

  An automated system administered by the Company's transfer agent tabulates all votes cast at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. If a quorum is present, the two nominees who receive the greatest number of votes properly cast will be elected as Class I Directors. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

  As of the date hereof, management of EMC has no knowledge of any business other than that described in the Notice of the Annual Meeting that will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of Proxy shall have discretionary authority to vote all such Proxies as they shall decide.

                             ELECTION OF DIRECTORS

  On February 11, 1994 the Board of Directors of EMC voted to adopt the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws. Pursuant to Section 50A, the Board of Directors is presently divided into three classes, having staggered terms of three years each after an initial transition period. Under Section 50A and the by-laws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Stockholders or Special Meeting in lieu thereof. The Board of Directors has fixed at eight the total number of directors and has fixed at two the number of directors to be elected at the 1994 Annual Meeting. Of the current total of eight directors, two Class I Directors have terms expiring at the 1994 Annual Meeting, three Class II Directors have terms expiring at the 1995 Annual Meeting and three Class III Directors have terms expiring at the 1996 Annual Meeting. The two directors whose terms expire at the 1994 Annual Meeting have been nominated by the Board of Directors for election at such meeting. Both nominees for director are now Class I members of the Board of Directors. Each Class I Director elected at the 1994 Annual Meeting will serve until the 1997 Annual Meeting of Stockholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES.

  Set forth below is information with respect to each nominee for Class I Director to be elected at the Annual Meeting and for each Class II Director and Class III Director. All of the directors were previously elected by the stockholders.

      NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT
                 THE 1997 ANNUAL MEETING (CLASS I DIRECTORS)

RICHARD J. EGAN

  Mr. Egan, age 58, is a founder of the Company and has served as a Director since the Company's inception in 1979, and was elected Chairman of the Board in January 1988. Prior to January 1988, he was also President of EMC. From 1979 to January 1992 he was Chief Executive Officer of the Company. He is also a Director of Cognition Corporation, a CAD/CAM software supplier. Mr. Egan is a member of the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

JOHN F. CUNNINGHAM

  Mr. Cunningham, age 52, has been a Director of the Company since November 1991 and a consultant to the Company since January 1992. He has been Chairman and Chief Executive Officer of Cunningham & Company, a corporation involved in private investments and financial consulting from February 1989 to the present. From July 1985 to January 1989 he was Chairman of the Board and Chief Executive

  Officer of Computer Consoles, Inc., a manufacturer of computers and telecommunications equipment. Prior to such time, Mr. Cunningham served in various capacities at Wang Laboratories, Inc., a manufacturer of computers, most recently as President and Chief Operating Officer and a Director. He is also a Director of Computervision Corporation, a CAD/CAM software company, H.F.S.I. Incorporated, a systems integrator and Redgate Communications, Inc., a media and communications company. Mr. Cunningham is a member of the Audit Committee, the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

               DIRECTORS SERVING A TERM EXPIRING AT THE 1995
                     ANNUAL MEETING (CLASS II DIRECTORS)

JOHN R. EGAN

  Mr. Egan, age 36, became Executive Vice President, Sales and Marketing of EMC in January 1992 and was elected a Director in May 1992. From October 1986 to January 1992, he served in a number of executive positions with the Company including Executive Vice President, Operations and Executive Vice President, International Sales.

JOSEPH F. OLIVERI

  Mr. Oliveri, age 45, has been a Director of the Company since March 1993. From March 1983 to the present, Mr. Oliveri has been President and Chief Executive Officer of Interface Electronics Corporation, a distributor of a diversified group of semiconductor, electronic component and subsystem component products. Mr. Oliveri is a member of the Audit Committee and the Mergers and Acquisitions Committee of EMC.

MICHAEL C. RUETTGERS

  Mr. Ruettgers, age 51, has been President of the Company since October 1989 and in January 1992 he also became Chief Executive Officer of EMC. In May 1992, he was elected a Director of the Company. Mr. Ruettgers was Executive Vice President, Operations of EMC from July 1988 to October 1989 and Chief Operating Officer from September 1989 to January 1992. Before joining EMC, he was Chief Operating Officer at Technical Financial Services, Incorporated, a high-technology publishing and research firm. Previously, he was a Senior Vice President of Keane, Inc., a software application consulting firm. He is also a Director of Keane, Inc. and Cross Comm Corporation, a manufacturer of computer network products.

                  DIRECTORS SERVING A TERM EXPIRING AT THE
                  1996 ANNUAL MEETING (CLASS III DIRECTORS)

MICHAEL J. CRONIN

  Mr. Cronin, age 55, has been a Director of the Company since May 1990. He was Chief Executive Officer and President of Automatix, Inc., an industrial vision systems manufacturer, from June 1984 to September 1990. He has been Chief Executive Officer of Cognition Corporation from September 1987 to the present. Mr. Cronin is also Chairman of the Board of Cognition Corporation. He is a Director of Leeman Labs, Inc., a manufacturer of analytical instruments for the environmental and industrial markets and Acquity Imaging Inc., an industrial vision systems manufacturer. Mr. Cronin is a member of the Audit Committee, the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

MAUREEN E. EGAN

  Mrs. Egan, age 57, has been a Director of the Company since March 1993 and was one of the Company's initial investors and its first employee. She was employed in a number of administrative capacities from the Company's inception in 1979 until her retirement in 1985. Mrs. Egan is a founder and member of the Hopkinton Technology for Education Trust, a non-profit organization in Hopkinton, Massachusetts.

W. PAUL FITZGERALD

  Mr. Fitzgerald, age 53, has been a Director of the Company since March 1991. Since January 1988, he has been Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. In October 1991, Mr. Fitzgerald was elected Treasurer of the Company. From January 1985 to January 1988, he was Vice President, Finance of EMC.

  During the fiscal year ended January 1, 1994, the EMC Board of Directors held nine meetings. Each incumbent director who is a nominee for election at the Annual Meeting attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member in 1993.

  The Audit Committee, which held one meeting in 1993, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate.

  The Executive Compensation and Stock Option Committee, which held three meetings during 1993, reviews salary policies and compensation of executive officers, officers and other members of management and approves compensation plans. This Committee also administers the Company's stock option plans and employee stock purchase plan.

  The Mergers and Acquisitions Committee, which was established on February 11, 1994, will review with management of EMC possible acquisitions of technologies, product lines or related businesses.

  The Board of Directors does not have a Nominating Committee.

  The Company compensates each director who is not an employee of the Company $10,000 per annum, $2,000 for each regularly scheduled director's meeting attended and $1,500 per annum for each committee on which they serve.

                               ----------------

  Richard J. Egan, Chairman of the Board and a Director, is the husband of Maureen E. Egan, a Director of the Company. He also is the brother-in-law of W. Paul Fitzgerald, the Company's Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director. W. Paul Fitzgerald is the brother of Maureen E. Egan. John R. Egan, Executive Vice President, Sales and Marketing and a Director of the Company is the son of Richard J. and Maureen E. Egan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the Company's Common Stock owned on March 15, 1994 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Company's directors and nominees for director owning stock in the Company, (iii) by each of the executive officers named in the Summary Compensation Table on page 7, and (iv) by all directors and executive officers as a group.

                                                   NUMBER OF SHARES PERCENT OF
                                                     BENEFICIALLY   OUTSTANDING
  NAME OF BENEFICIAL OWNER                             OWNED(1)       SHARES
  ------------------------                         ---------------- -----------
Richard J. Egan*(2)...............................    15,255,960        8.1%
Maureen E. Egan(3)................................     9,650,001        5.1
Michael J. Cronin(4)..............................        48,000         **
John F. Cunningham*(5)............................        48,000         **
John R. Egan(6)...................................     1,050,600         **
W. Paul Fitzgerald(7).............................       541,018         **
Frank M. Keaney(8)................................       327,038         **
Joseph F. Oliveri(9)..............................        32,000         **
Michael C. Ruettgers(10)..........................       305,828         **
FMR Corp.(11).....................................    16,529,667        8.6
All directors and officers as a group (18 per-
 sons)(12)........................................    28,158,699       14.8

- --------
 *  Nominee for director

**  Less than 1%

(1) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days from the date of this table.

(2) Excludes 11,133,907 shares held by Mr. Egan's wife, Maureen E. Egan, and their children, as to which Mr. Egan disclaims beneficial ownership. Also excludes 157,900 shares held by the Egan Family Irrevocable Insurance Trust, as to which Mr. Egan disclaims beneficial ownership.

(3) Excludes 16,739,866 shares held by Mrs. Egan's husband, Richard J. Egan, and their children, as to which Mrs. Egan disclaims beneficial ownership. Also excludes 157,900 shares held by the Egan Family Irrevocable Insurance Trust, as to which Mrs. Egan disclaims beneficial ownership.

(4) Mr. Cronin is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(5) Mr. Cunningham is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(6) John R. Egan is deemed to own 397,200 of these shares by virtue of currently exercisable options to purchase these shares.

(7) Mr. Fitzgerald is deemed to own 293,200 of these shares by virtue of currently exercisable options to purchase these shares.

(8) Mr. Keaney is deemed to own 20,000 of these shares by virtue of a currently exercisable option to purchase these shares. Of these shares, 180,000 shares of Common Stock may not be sold in whole or in part by Mr. Keaney without the prior consent of the Company.

(9) Mr. Oliveri is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(10) Mr. Ruettgers is deemed to own 20,676 of these shares by virtue of a currently exercisable option to purchase these shares. Includes 46,400 shares held by the Ruettgers Charitable Remainder Unitrust No. 1, of which Mr. Ruettgers is a trustee. Excludes 1,200 shares owned by Mr. Ruettgers' son, as to which he disclaims beneficial ownership.

(11) EMC has relied on the written representation of FMR Corp. dated March 28, 1994 for information relating to its share ownership. Of these shares, FMR Corp. has the sole power to vote or direct the vote of 21,800 shares and the sole power to dispose of or direct the disposition of 16,529,667 shares. The number of shares of Common Stock beneficially owned by FMR Corp. includes 2,628,567 shares of Common Stock resulting from the assumed conversion of $8,050,000 principal amount of the EMC 6.25% Convertible Subordinated Debentures due 2002.

(12) Includes 1,240,176 shares of Common Stock beneficially owned by all officers and directors as a group based upon stock options exercisable within 60 days from the date of this table. Excludes shares as to which the named individuals have disclaimed beneficial ownership as described above.

     The address of all persons listed above other than FMR Corp. is c/o EMC Corporation, 171 South Street, Hopkinton, Massachusetts 01748. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended January 1, 1994.

                           SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                                        COMPENSATION
                                       ANNUAL           ------------
                                    COMPENSATION           AWARDS
                             -------------------------- ------------    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(1) OPTIONS (#)  COMPENSATION($)
- ---------------------------  ---- --------- ----------- ------------ ---------------
Michael C. Ruettgers.....    1993  225,000    525,000          --         2,000(2)
 President, Chief Execu-
  tive                       1992  207,800    365,000    1,200,000        2,000(2)
 Officer and Director        1991  166,077    110,608      103,380            *
Richard J. Egan..........    1993  225,000    525,000          --        72,888(3)
 Chairman of the Board       1992  163,556    181,500          --         2,000(2)
 and Director                1991  190,192    144,272          --             *
John R. Egan.............    1993  175,000    480,000          --         2,000(2)
 Executive Vice President    1992  156,500    304,000    1,800,000        2,000(2)
 Sales and Marketing and
  Director                   1991  122,115     96,181          --             *
Frank M. Keaney..........    1993  175,000    375,000      100,000        2,000(2)
 Senior Vice President       1992  156,600    297,100          --         2,000(2)
 North American Sales        1991  122,115    108,775          --             *
W. Paul Fitzgerald.......    1993  160,000    375,000          --         2,000(2)
 Senior Vice President,
  Finance and                1992  157,800    287,500          --         2,000(2)
 Administration, Chief
  Financial                  1991  122,596     96,181          --             *
 Officer, Treasurer and
  Director

- --------
* Under the Securities and Exchange Commission's transition rules for such disclosure, no disclosure is required for this period.

(1) Includes performance bonuses and commissions accrued in year of service whether paid during year of service or in succeeding year.

(2) The amount noted was paid to such executive officer's account in the EMC 401K Plan.

(3) Includes the amount of $2,000 paid to Mr. Egan's account in the EMC 401K Plan. Also includes $70,888 reflecting the current dollar value of the benefit to Mr. Egan of the portion of the premium paid by the Company with respect to a split-dollar insurance agreement (see "Certain Transactions" below for a description of such agreement). This benefit was determined by calculating the time value of money (using 120% of the Applicable Federal Mid-Term Rate) on the projected policy asset value in excess of the premiums paid by the Company, as of policy year 10, which is the projected year the Company may receive back all funds advanced toward such split-dollar insurance agreement. This amount is the value created by the 1993 premium paid by the Company, which was $611,439, for the period from August 17, 1993 (the date on which the premium was paid) until August 17, 2004 when the Company is projected to receive back all funds advanced.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on option grants in fiscal 1993 to the named executive officers.

                         INDIVIDUAL GRANTS
                         ------------------
                                                                     POTENTIAL REALIZED
                                 PERCENT OF                               VALUE AT
                                   TOTAL                            ASSUMED ANNUAL RATES
                                  OPTIONS                              OF STOCK PRICE
                                 GRANTED TO                           APPRECIATION FOR
                         OPTIONS EMPLOYEES    EXERCISE                   OPTION TERM
                         GRANTED IN FISCAL     PRICE     EXPIRATION ---------------------
          NAME           (#)(1)   YEAR(2)   ($/SHARE)(3)    DATE      5%($)     10%($)
          ----           ------- ---------- ------------ ---------- --------- -----------
Michael C. Ruettgers....     --      --          --           --          --          --
Richard J. Egan.........     --      --          --           --          --          --
John R. Egan............     --      --          --           --          --          --
Frank M. Keaney......... 100,000    2.28%       6.47      1/29/03     407,000   1,031,000
W. Paul Fitzgerald......     --      --          --           --          --          --

- --------
(1) The options were granted under the 1985 Stock Option Plan, as amended (the "1985 Plan") and become exercisable in increments of 20% over a five year period. The term of such option grant is ten years from the date of the grant, which was January 29, 1993.

(2) The Company granted options representing an aggregate of 4,389,200 shares to 428 employees of EMC and its subsidiaries in fiscal 1993 under the 1985 Plan and the 1993 Stock Option Plan (the "1993 Plan").

(3) The closing price of the Common Stock on the New York Stock Exchange on the date of the grant to Mr. Keaney was $6.47 per share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1993 by the named executive officers and the value of such officers' unexercised options at January 1, 1994.

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                       OPTIONS AT           IN-THE-MONEY OPTIONS
                          ACQUIRED                  FISCAL YEAR END(#)     AT FISCAL YEAR-END($)(1)
                             ON         VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Michael C. Ruettgers....   582,952    7,323,917        --      1,102,428          --    16,634,402
Richard J. Egan.........       --           --         --            --           --           --
John R. Egan............   630,000    4,194,885    757,200     1,560,000   11,678,608   23,570,820
Frank M. Keaney.........       --           --         --        100,000          --     1,003,000
W. Paul Fitzgerald......    26,000      415,441    293,200       120,000    4,563,786    1,864,980

- --------
(1) Fiscal year ended January 1, 1994. The closing price of the Common Stock on December 31, 1993 (which was the last trading day in 1993) on the New York Stock Exchange was $16.50 per share.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Price Performance Graph on page 12 shall not be incorporated by reference into any such filings.

                      REPORT OF THE EXECUTIVE COMPENSATION
                           AND STOCK OPTION COMMITTEE

  EMC's executive compensation program is directly linked to corporate performance and returns to stockholders. The Company has developed an overall compensation strategy that ties a significant portion of executive compensation to the Company's success in meeting one or more specified performance goals and to appreciation in the Company's market valuation. The overall objectives of this strategy are to attract and retain top-notch executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation program that recognizes individual contributions as well as overall business results.

  Each year the Executive Compensation and Stock Option Committee (the "Compensation Committee") conducts a full review of the Company's executive compensation program. This review often includes a comprehensive report from independent executive compensation consultants evaluating the effectiveness of the program and comparing the Company's executive compensation, corporate performance, stock price appreciation and total return to stockholders to a peer group of public companies that represent the Company's most direct competitors. The Compensation Committee reviews the selection of peer companies used for compensation analysis. The companies in the peer group used for compensation analysis are generally not the same as those in the peer group index in the Performance Graph included in this Proxy Statement.

  The Compensation Committee reviews the executive compensation of such peer companies but is of the opinion that due to EMC's unique growth, at this time EMC is not comparable to any of such companies. The Compensation Committee therefore currently considers such survey results only as background information and has not established executive compensation by direct comparison to such other companies. Nevertheless the annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies.

  The Compensation Committee determines the compensation of the five most highly compensated executive officers, which is detailed in this Proxy Statement, and sets policies for and reviews the compensation awarded to the other executive officers and officers of the Company. This is designed to ensure consistency throughout the executive compensation programs. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Michael C. Ruettgers) the Compensation Committee takes into account the views of Mr. Ruettgers, the Company's Chief Executive Officer.

  The key elements of the Company's executive compensation usually consist of base salary, executive bonus and stock options. The Compensation Committee's policies with respect to each of the elements, including the base salary for the compensation awarded to Mr. Ruettgers, are discussed below. In addition, while the elements of compensation described are considered separately, the Compensation Committee takes into account the complete compensation package provided by the Company to the individual.

BASE SALARIES

  Base salaries for executive officers and officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for pertinent executive talent, including a comparison to base salaries for comparable positions at other companies.

  Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer and officer. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

  With respect to the base salary granted to Mr. Ruettgers in 1993, the Compensation Committee took into account base salaries of chief executive officers of peer companies, the Company's success in meeting its return on equity goals in 1992, the performance of the Common Stock and the assessment by the Compensation Committee of Mr. Ruettgers individual performance. The Compensation Committee also took into account the longevity of Mr. Ruettgers' services to the Company and its belief that Mr. Ruettgers is an excellent representative of the Company to the public by virtue of his stature in the industry. On these bases, the Compensation Committee believes that the increase in Mr. Ruettgers' 1993 base salary from that of 1992 is well justified.

EXECUTIVE BONUS

  The Company's executive officers and officers are eligible for an annual cash bonus. Individual and corporate performance objectives are established at the beginning of each year by the Compensation Committee. Eligible executives are assigned target bonus levels. Generally, the corporate performance measure for bonus payments is based on a fractional percentage of the Company's pre-tax profits, based on each executive's job level and responsibilities. As in the case of base salary, the Compensation Committee also considers individual non-financial performance measures and, where appropriate, unit performance measures, in determining bonuses.

  In 1993, the Company exceeded its performance goals by a wide margin. Based on these results, Mr. Ruettgers as well as the other executive officers and officers had a significant increase over the bonuses paid in 1992. In awarding these bonuses, the Compensation Committee also considered on a subjective basis the performance of the Common Stock and the role of Mr. Ruettgers and the other executive officers and officers in promoting the long-term strategic growth of the Company and, in particular, the Company's growth in market share.

STOCK OPTIONS

  Under the 1985 Plan and the 1993 Plan, stock options are granted to the Company's executive officers and officers and other key employees. The Compensation Committee sets guidelines for the size of stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and annual bonus amounts. In the event of poor corporate performance, the Compensation Committee can elect not to award options.

  Stock options are designed to align the interests of executive officers, officers and key employees with those of the stockholders. Generally, stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest in equal increments over five years. This approach is designed to act as an incentive for the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  On occasion (but not during 1993), some discounted stock option grants have been made to employees of the Company, including Mr. Ruettgers. The reasons for these discounted grants are that the Compensation Committee wanted to reward the individuals for their past performance and to grant further incentives to these individuals for expected future performance.

  The Compensation Committee may make additional discounted stock option grants to employees of the Company who have performed in an extraordinary manner and such actions have had a direct tangible effect on the Company and its results of operations. It is for these reasons that these types of stock option grants will not be made routinely.

  The Compensation Committee has a set of guidelines that is used to determine the size of stock option awards. These guidelines take into account the duties and responsibilities of the individual, years of service to the Company, the number of outstanding options and the size of the option award. These guidelines were used by the Compensation Committee in making the stock option grants to Mr. Ruettgers and all other key employees of the Company.

  If necessary, the Compensation Committee retains the discretion to keep individual items of compensation constant in the future to provide that total compensation fairly reflects overall corporate performance and individual achievement. The Compensation Committee believes that significant equity interests held by Mr. Ruettgers and the other executive officers and officers align the interests of stockholders and management.

CONCLUSION

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1993, as in previous years, the majority of the Company's executive compensation consisted of compensation with performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

  In December 1993, the Internal Revenue Service issued regulations relating to the deductibility of executive compensation for amounts in excess of $1 million. The Company is currently studying the effects these regulations will have on the Compensation Committee and the executive compensation policy noted above, but has not yet determined what policy it will adopt with respect to the application of the deduction limitation to its executive compensation plans and arrangements.

                                          EXECUTIVE COMPENSATION AND STOCK
                                          OPTION COMMITTEE

                                          Michael J. Cronin, Chairman
                                          John F. Cunningham
                                          Richard J. Egan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Michael J. Cronin and John F. Cunningham, non-employee directors, serve on the Compensation Committee of the Company's Board of Directors. Richard J. Egan, Chairman of the Board of the Company, is also a member of the Compensation Committee.

  Richard J. Egan is a member of the Board of Directors of Cognition Corporation. Michael J. Cronin, the Chief Executive Officer of Cognition Corporation, serves as Chairman of the Compensation Committee of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                         AMONG EMC CORPORATION, S&P 500
         INDEX AND PEER GROUP SIC CODE 3572 (COMPUTER STORAGE DEVICES)

                            (CHART APPEARS HERE)

                   YEAR       EMC       PEER      S&P 500
                   1988       100        100          100
                   1989        60         85          132
                   1990       151        102          128
                   1991       216        133          166
                   1992       662        193          179
                   1993     1,841        250          197

            * $100 invested on 12/31/88 in Company stock, index or peer group including reinvestment of dividends, if any.

            Note: The stock price performance shown on the graph above is not necessarilyindicative of future price performance.

                              CERTAIN TRANSACTIONS

  In 1993, the Company retained the Thomas A. Fitzgerald Company to provide various forms of corporate insurance and paid premiums of approximately $264,000. Thomas A. Fitzgerald is the brother of W. Paul Fitzgerald, an executive officer and Director of the Company and of Maureen E. Egan, a Director of the Company.

  In 1993, the Company purchased approximately $2,100,000 of electronic components from Interface Electronics Corporation. Joseph F. Oliveri, a Director of EMC, is the President and Chief Executive Officer of Interface Electronics Corporation.

  In January 1993, the Company entered into a "split dollar" life insurance agreement with the Egan Family Irrevocable Insurance Trust, for the benefit of the Richard J. Egan family. Richard J. Egan is Chairman of the Board and Maureen E. Egan is a Director of the Company. Under the agreement, premiums equivalent, in general terms, to the aggregate annual increase in the cash value of the policies will be advanced by the Company to the Egan Family Irrevocable Insurance Trust and will be required to be repaid to the Company (without interest) upon death or at such time as the aggregate cash value of the fully funded policies equals the Company's total premium advances. All Company advances will be collateralized by the aggregate cash value of the policies. In 1993, the Company paid $611,439 in premiums pursuant to this agreement.

  The Company believes that the terms of the arrangements described above were fair and not less favorable to the Company than could have been obtained from unaffiliated parties.

                             STOCKHOLDER PROPOSALS

  To be eligible for inclusion in the Company's Proxy Statement, stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received at EMC's principal executive offices no later than December 12, 1994.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Directors have appointed Coopers & Lybrand, who have served as the Company's auditors since 1984, to examine the financial statements of the Company for fiscal year 1994. The Company expects that representatives of Coopers & Lybrand will be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended January 1, 1994, all filing requirements were complied with in a timely fashion, except for the following: Michael J. Egan, a former Vice President of the Company, W. Paul Fitzgerald, an executive officer and a Director of the Company, John F. Cunningham, a Director of the Company and Richard J. Egan, Chairman of the Board. Michael J. Egan made one late filing, reporting two transactions; Mr. Fitzgerald made one late filing, reporting two transactions, Mr. Cunningham made one late filing, reporting one transaction; and Richard J. Egan made one late filing, reporting one transaction.

PROXY                                                                    PROXY
                               EMC CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1994
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, hereby appoints W. Paul Fitzgerald and Paul T. Dacier, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of EMC Corporation, to be held May 11, 1994, at 9:30 a.m., local time in the main auditorium of Bank of Boston, 100 Federal Street, Boston, Massachusetts, and at any adjournment thereof, all the shares of Common Stock, $0.01 par value per share, of EMC Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR the nominees listed on the reverse side of this proxy.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

[ ]   PLEASE MARK VOTE
      AS IN THIS EXAMPLE
                                                    With-  For All
  1.) Election of Directors: Electing two    For    hold   Except
      directors to serve a three year term   [ ]     [ ]     [ ]
      as Class I Directors and for all
      nominees.

                               Richard J. Egan
                             John F. Cunningham

      If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee.

        RECORD DATE SHARES:

   --------------------------------------------


                 REGISTRATION

   ---------------------------------------------

      Please be sure to sign and date this Proxy.  Date
   ---------------------------------------------------------------------------


   Stockholder sign here                    Co-owner sign here
                        -------------------                   ----------------


      The Board of Directors recommends a vote "FOR" the nominees on the left.

      THIS PROXY, WHEN PROPERLY EXECUTED WILL BE
      VOTED AS SPECIFIED.  IF NO CHOICE IS SPECIFIED,
      THEN THIS PROXY WILL BE VOTED IN FAVOR OF
      ELECTING THE TWO NOMINEES NOTED HEREON TO
      THE BOARD OF DIRECTORS TO SERVE FOR A THREE
      YEAR TERM AS CLASS I DIRECTORS.  A VOTE FOR
      THE ELECTION OF DIRECTORS INCLUDES
      DISCRETIONARY AUTHORITY TO VOTE FOR A
      SUBSTITUTE IF ANY NOMINEE IS UNABLE TO SERVE
      OR FOR GOOD CAUSE WILL NOT SERVE.  IN THEIR
      DISCRETION, THE PROXIES ARE AUTHORIZED TO
      VOTE UPON SUCH OTHER BUSINESS AS MAY
      PROPERLY COME BEFORE THE MEETING.


      Mark box at right if a change of address has been
      noted on the reverse side of this card.            [ ]

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